UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Health Care REIT, Inc.

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ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 2, 2013

Supplemental Information Regarding Proposal 2

Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay)

At the 2013 Annual Meeting, the shareholders of Health Care REIT, Inc. (the “Company”) will vote on an advisory resolution to approve the compensation of the Named Executive Officers (Proposal 2), commonly known as “say-on-pay.” The Board of Directors of the Company unanimously recommends that you vote “for” the say-on-pay proposal.

Two proxy advisory firms have recently issued voting recommendations with respect to our say-on-pay proposal. Glass, Lewis & Co. (“Glass Lewis”) and ISS Proxy Advisor Services (“ISS”) have recommended that their clients vote “against” this proposal. We disagree with the Glass Lewis and ISS recommendations and believe the following:

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Our compensation programs emphasize pay for performance, such that the interests of the Named Executive Officers, including the Chief Executive Officer, are strongly aligned with the interests of shareholders.

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Our compensation programs provide market-competitive compensation opportunities for the Named Executive Officers and are properly designed to attract and retain top executive talent through the majority of compensation paid in the form of equity grants that vest over an extended number of years.

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Our strong performance over time, especially during the recent transformational period, coupled with compensation paid consistent with such performance, justifies a vote “for” the say-on-pay proposal. See below for additional information.

Responsiveness to Shareholder and Proxy Advisory Firm Concerns

At the 2012 Annual Meeting, 63.7% of our shareholders voted to approve our say-on-pay proposal as described in our 2012 Proxy Statement. Our shareholders approved this proposal despite ISS’s recommendation that their clients vote “against” it. We believe this shareholder approval supports our belief that our compensation programs are aligned with the interests of shareholders and are properly designed to attract and retain top executive talent.

Notwithstanding shareholder approval of our say-on-pay proposal in 2012, in the last year, we spoke to no less than 15 of our largest shareholders who collectively held approximately 40% of our total shares of common stock outstanding to discuss our compensation programs. We considered the feedback we received from such shareholders as well as the recommendations we received from proxy advisory firms, including Glass Lewis and ISS, when evaluating and establishing compensation for 2013, and, in response, we took the following actions:

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We increased the number of measurement criteria in our 2012 annual incentive program and adjusted the weightings of such measures to reflect a more balanced relationship between the performance measures, including reducing the normalized funds from operations (FFO) per share weighting by 15% and the net real estate investments weighting by 10%.

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We removed the overlap between the annual incentive program and long-term incentive program. The long-term incentive program was enhanced to now include three measures based on our three-year annualized total shareholder return, including our relative performance versus the NAREIT Health Care Index and the Morgan Stanley US REIT Index.

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We modified the employment agreement of George L. Chapman, Chairman, Chief Executive Officer and President of the Company, to replace the grant of the Extension Shares (as defined below) with a grant of special performance shares. Mr. Chapman, pursuant to his employment agreement, received the grant, on an annual basis, of $1,000,000 in shares of common stock for each calendar year during the term of such agreement (the “Extension Shares”). In 2012, ISS expressed its concern that this grant “could” undermine the link between pay and performance. In February 2013, Mr. Chapman and the Company agreed to replace the grant of Extension Shares in 2013 and 2014 with a grant of special performance shares with a value of $2 million that will vest on January 31, 2014 if the per share dividends paid on shares of the Company’s common stock in 2013 are greater than those paid in 2012 and Mr. Chapman remains employed by the Company through December 31, 2013. Also, Mr. Chapman may not sell, transfer, assign, pledge or otherwise dispose of these special performance shares until his retirement from the Company.

2012 Grant of Deferred Stock Units

The amount of stock awards for 2012 included in the “Summary Compensation Table” in our 2013 Proxy Statement for each of the Named Executive Officers is significantly higher than the previous year because of the grant of deferred stock units (“DSUs”) in January 2012. These grants vest over a five-year period and were made to recognize our significant performance and transformation during the five-year period ending December 31, 2011 to a large, S&P 500 member, multi-faceted organization with the size, scale and infrastructure to sustain the Company well into the future. In addition to our accomplishments listed below, we grew from the 44th largest REIT to the 10th largest REIT during this five-year period, as measured by enterprise value. Other significant accomplishments during the five-year period ending December 31, 2011 included the following:

•	We ranked 8th out of 177 total publicly-traded REITs in total shareholder return.

•	We significantly outperformed the Dow Jones industrial average and the S&P 500 over a one-year, three-year and five-year period (based on total shareholder returns).

•	We created meaningful shareholder value in excess of comparable investments in the Dow Jones industrial average, the S&P 500 and virtually all public health care REITs.

•	We ranked 2nd in total revenue and asset growth and 3rd in total capitalization growth among all publicly-traded REITS.

•	Our total assets and enterprise value both more than tripled to $14.9 billion and $19.1 billion, respectively.

•	We grew the portfolio nearly four times while positioning our assets in high-end, high-barrier-to-entry markets.

•	We raised $10 billion in capital, including 20 separate offerings in the capital markets.

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We diversified our portfolio by adding medical office buildings, seniors housing operating partnerships and life science assets, while expanding property management and development services capabilities.

One-fourth of these DSUs vested on January 31, 2012 and the remaining three-fourths will vest in three equal annual installments on January 31 of each of 2015, 2016 and 2017. We believe that the timing of the DSUs reflects our emphasis on the importance of attracting and retaining top executive talent as these DSUs were granted for performance over the five-year period ending December 31, 2011 and will not completely vest until January 31, 2017.

Even though the grant of the DSUs was made to recognize the strong performance of the Company during the five-year period ending December 31, 2011, we were required to include them as part of the stock awards of each of the Named Executive Officers for the year ending December 31, 2012 since these DSUs were granted in January 2012. As a result, the amount of stock awards for each of the Named Executive Officers is significantly higher than the previous year. See note 5 to the “Summary Compensation Table” in our 2013 Proxy Statement for additional information regarding these DSUs.

2012 Company Performance

The primary goals of our compensation programs are to link pay to our performance, align the interests of our management with those of the shareholders, and retain top management talent. Our accomplishments during the year ending December 31, 2012 included the following:

•	We generated one-year, three-year and five-year cumulative total shareholder returns of approximately 18%, 64% and 85%, respectively.

•	Our 2012 same store cash NOI growth of 4.0% exceeded the maximum performance objective for 2012 and resulted in the second largest year-over-year growth in the Company’s recent history.

•	Over the three-year period ending December 31, 2012, we ranked 3rd in asset and implied market capitalization growth and 4th in revenue and total capitalization growth among publicly-traded REITs.

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We completed $4.9 billion in gross new investments in 2012, which represents the second largest amount of investments completed by the Company in any single year of the Company’s history. These investments in high-quality, strategically-aligned properties position the Company to deliver substantial returns to shareholders into the future and far exceeded the maximum performance objective for 2012.

•	We raised $6.1 billion in equity and debt capital in 2012—the highest amount raised in 2012 among publicly-traded REITs.

•	We paid a cash dividend of $2.96 per share in 2012, which represents a 4.4% increase over dividends paid in 2011.

•	We operated efficiently in 2012 as total general and administrative expenses as a percent of total gross revenue and average gross assets were only 5.3% and 0.5%, respectively.

Not only have our investments in recent years been significant and our management of the balance sheet prudent (as evidenced by our performance during the year ending December 31, 2012 as described above), our shareholders continue to recognize the benefits of our performance in 2013, as demonstrated by our stock price recently reaching an all-time high of $71.91 per share. Although our performance in 2013 does not affect the compensation paid to the Named Executive Officers in 2012, it does illustrate our commitment to long-term shareholder returns through our transformative work completed over the last few years.

Based on the above, we believe that we have, as Glass Lewis states in its report, “adequately aligned executive pay and corporate performance.”

CEO Compensation

ISS has recommended that its clients vote “against” our say-on-pay proposal, in part, because it believes that even though the Company’s performance is “favorable,” Mr. Chapman’s total compensation has increased at a higher rate than total shareholder returns for the past one-year and three-year periods.

We agree that total shareholder return is an important measure to consider when evaluating the Company’s performance (it is the heaviest weighted measure in our long-term incentive program at 50%) and we are proud of our one-year, three-year and five-year cumulative total shareholder returns of approximately 18%, 64% and 85%, respectively. That said, the measure of total shareholder return is only one of many measures used by the Company to evaluate performance. See pages 17 through 20 of our 2013 Proxy Statement for additional information regarding these other performance measures. Mr. Chapman’s increase in 2012 total compensation is largely due to the inclusion of the DSUs granted in January 2012 to recognize the significant performance and transformation of the Company during the five-year period ending December 31, 2011.

Comparative Analysis

In 2012, the Compensation Committee of our Board of Directors completed a comprehensive review of our compensation programs in terms of compensation levels versus a peer group comprised of two REITs in the health care sector and eight other REITs similar to our size in terms of market and total capitalization. See page 22 of our 2013 Proxy Statement for a list of the companies in our 2012 peer group. The review included a competitive compensation analysis for the Company’s top five Executive Officers, including Mr. Chapman.

Findings from this review indicated that the current compensation structure would generally provide 52nd percentile compensation to Mr. Chapman as compared to chief executive officers in the peer group companies. The study also indicated that the current compensation structure for the top five Executive Officers (in the aggregate) would provide 51st percentile compensation as compared to the top five named executive officers (in the aggregate) in the peer group companies. The market median is the desired competitive position for Mr. Chapman and the top five Executive Officers (in the aggregate), respectively, with potentially higher pay opportunities should performance achievements greatly exceed expectations on an absolute and relative basis.

Conclusion

In light of our strong performance, consistent value delivered to shareholders and relative fairness of the compensation provided to the Named Executive Officers, including the Chief Executive Officer, we ask you to vote “for” the approval of the say-on-pay proposal as recommended by the Board of Directors in our 2013 Proxy Statement. We encourage you to read our 2013 Proxy Statement for additional information regarding the matters to be considered at the 2013 Annual Meeting. If you have any questions, please direct them to Erin C. Ibele, Senior Vice President-Administration and Corporate Secretary, at (419) 247-2800.

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